Exhibit 3.16

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

EPT HUNTSVILLE, INC.

The name of the corporation is EPT Huntsville, Inc. (the “Corporation”). The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on October 11, 2006 and amended on June 24, 2009. The following Amended and Restated Certificate of Incorporation (this “Certificate”) amends and restates the provisions of the Certificate of Incorporation and amendments to read in its entirety as hereinafter set forth pursuant to Sections 242 and 245 of the General Corporation Law of Delaware.

ARTICLE ONE: NAME.

The name of the corporation is EPT Huntsville, Inc. (the “Corporation”).

ARTICLE TWO: REGISTERED OFFICE.

The address of the Corporation’s registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, Wilmington, County of New Castle, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.

ARTICLE THREE: PURPOSE.

The Corporation’s business and purpose shall consist of the acquisition, investment, ownership, lease, operation and management of real estate and such activities as are necessary, incidental or appropriate in connection therewith and any lawful act or activity for which corporations may be organized.

ARTICLE FOUR: STOCK.

The total number of shares of stock which the Corporation is authorized to issue is One Thousand (1,000) shares, par value $.01.

ARTICLE FIVE: BOARD POWERS.

The Board of Directors shall have the power to adopt, amend or repeal the bylaws.

ARTICLE SIX: DIRECTOR LIABILITY.

No director shall be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty by such director as a director. Notwithstanding the foregoing sentence, a director shall be liable to the extent provided by applicable law, (i) for breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the General Corporation Law of Delaware, or (iv) for any transaction from which the director derived an improper personal benefit. No amendment to or repeal of this Article Six or the bylaws shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment.

IN WITNESS WHEREOF, the undersigned has executed, signed and acknowledged this Amended and Restated Certificate of Incorporation this June 7, 2010.

/s/ Michael L. Hirons
Michael L. Hirons, Vice President

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